NATIONAL CITY MORTGAGE CO.

                               3232 NEWMARK DRIVE
                              MIAMISBURG, OH 45342

                         SERVICER'S ANNUAL CERTIFICATION

Dear Sir/Madam:

The undersigned hereby certifies with respect to each and every mortgage serviced under the Servicing Agreement between Norwest Bank Minnesota, N.A. as follows:

1.    There  are  no  outstanding   unpaid   installments   of  taxes,  special
      assessments, or insurance unless otherwise reported.

2. There has been no notice of cancellation received for any hazard or other insurance incident to any mortgage without the Servicer obtaining proper coverage to protect the security interest in the property of Norwest Bank Minnesota, N.A..

3.    Private mortgage insurance, as required, remains in full force and
4.    effect.

4. All notices detrimental to Norwest Bank Minnesota, N.A. security interest have been forwarded to Norwest Bank Minnesota, N.A..

5. All ARM and GPM loan adjustments have been made in accordance with the mortgage terms, with timely proper notice provided to the mortgagors as required by the terms of the note and by regulatory guidelines.

6. The needed internal controls are in place to insure that all index changes, made either manually or by automation, reflect the accurate index for that period.

7. All loan documents pertaining mortgage loans are held by National City Bank of Kentucky, our document custodian.

8. All mortgage insurance premiums due under the contract of insurance with the Federal Housing Administration or private mortgage insurance companies have been paid.

9.    All FHA 235/265 mortgage loans have been property recertified.

10. Fidelity Bond Coverage and Error's & Omissions Coverage is in full force and effect.

11. A Form 1099 was flied with the Internal Revenue Service for all interest paid to mortgagors over $10.00 on their escrow/impound accounts (IRS Code
      6049).

12.   A Form I099-A was filed with the Internal Revenue  Service for all
13.   Norwest  Bank  Minnesota,   N.A.  property  foreclosure acquisitions  and
      abandonment (IRS Code 60500).

14.   A Form I099-C  was filed with the Internal Revenue Service for all

15.   Norwest Bank  Minnesota,  N.A.  accounts  that had forgiveness of debt.

14. A Form 1098 was filed with the Internal Revenue Service for all Norwest Bank Minnesota, N.A. accounts for interest paid by the borrowers in excess of $600.00.

15.   All requirements of Regulation Z have been met.

16.   We are in compliance with the National Flood Insurance Act of 1994.

17.   All property inspections have been completed as required.

18.   Interest is paid on escrow/impound accounts in states that require it.

19. We have established policies, procedures and responsibilities for comprehensive contingency planning to minimize financial loss and disruption of service to the institution and its customers and ensure timely resumptions in the event of a disaster.

20. We acknowledge that the institution's contingency plan is reviewed and approved annually by management.

By:/s/Patricia A. Maynard                                          3/23/98
Patricia A. Maynard, Vice President                                Date